Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169377, 333-143770 and 333-51494) and on Form S-3 (No. 333-169379) of our report dated February 27, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 5, paragraph 6 and the change in the presentation of comprehensive income discussed in Note 2(n), paragraph 3, as to which the date is December 5, 2012 relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
December 5, 2012